Exhibit 99.1


                                                 For Further Information Contact
                                                  Harry J. Cynkus (404) 888-2922


FOR IMMEDIATE RELEASE

                          ROLLINS REPORTS 2002 RESULTS

        -   Fourth Quarter Diluted EPS of $0.12 versus $0.05
        -   12th Consecutive Quarter Of Year-Over-Year
            Improvement In Earnings Per Share
        -   Fiscal 2002 Earnings Per Share Increases 60.7% to $0.90
        -   Fiscal 2002 Revenue increases 2.4%

     ATLANTA, GEORGIA, January 28, 2003: Rollins, Inc., a premier North American consumer services company (NYSE Ticker Symbol - ROL), reported record revenue of $665.4 million for the year ended December 31, 2002. This represents a 2.4% increase over the $649.9 million generated in fiscal 2001. Net income also increased for the period, rising 60.0% to $27.1 million or $0.90 per share for the year. This compares to $16.9 million or $0.56 per share for fiscal 2001.

     Rollins' strong operations in 2002 resulted in improved liquidity as the Company generated $65.2 million in EBITDA versus $47.4 million in EBITDA a year ago. Additionally, in fiscal 2002 Rollins generated $37.3 million in free cash flow after contributing $20 million towards its pension fund. Finally, the Company purchased 330,800 shares of common stock during the year at an average price of $18.70.

     For the fourth quarter ended December 31, 2002, revenues increased 2.8% to $153.9 million compared to $149.7 million for the same period in 2001. Net income was $3.7 million or $0.12 per share for the fourth quarter of 2002 compared to $1.6 million or $0.05 per share for 2001.

     Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, "We are proud that our operating and financial initiatives have resulted in dramatically improved earnings in 2002. Rollins posted its 12th consecutive quarter of year-over-year improvement in earnings per share in the midst of one of the most challenging economic periods we have seen in a decade. We view the improvement in earnings as a tribute to our management team and the entire organization." Mr. Rollins continued, "Our Home Office process improvement project will enhance efficiency and the quality of support that is provided to the field. We look forward to continuing productivity improvements in branch operations as well and the resulting earnings growth."

     Rollins, Inc. is one of the nation's largest consumer services companies. Through its wholly-owned subsidiary, Orkin Exterminating Company, Inc., the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.6 million customers in the United States, Canada and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com and www.rollinscorp.com.

     See accompanying table for reconciliation of EBITDA and Free Cash Flow.

     CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
     The above release containsstatements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company's pest and termite process reforms and pest control selling and treatment methods; the Company's ability to identify potential acquisitions; climate and weather trends; competitive factors and pricing practices; the cost reduction benefits of the corporate restructuring may not be as great as expected or eliminated positions may have to be reinstated in the future; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

                         ROLLINS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                 (In thousands)
                                                                                          2002                  2001
At December 31                                                                       (Unaudited)             (Unaudited)
------------------------------------------------------------------------------------------------------------------------


ASSETS

             Cash and Short-Term Investments                                     $         38,315        $        8,650
             Trade Receivables, Net                                                        47,740                48,479
             Materials and Supplies                                                        10,662                11,895
             Deferred Income Taxes                                                         20,035                21,044
             Other Current Assets                                                           9,470                10,415
                                                                                 -----------------       ---------------

                 Current Assets                                                           126,222               100,483

             Equipment and Property, Net                                                   38,880                44,273
             Goodwill and Other Intangible Assets                                         107,899               112,450
             Deferred Income Taxes                                                         44,406                39,309
             Other Assets                                                                       0                    44
                                                                                 -----------------       ---------------

                 Total Assets                                                    $        317,407        $      296,559
                                                                                 =================       ===============


------------------------------------------------------------------------------------------------------------------------

LIABILITIES

             Accounts Payable                                                    $         12,138        $       12,920
             Accrued Insurance                                                             11,740                 9,912
             Accrued Payroll                                                               28,623                30,921
             Unearned Revenue                                                              43,049                27,470
             Other Current Liabilities                                                     34,312                27,313
                                                                                 -----------------       ---------------

                 Current Liabilities                                                      129,862               108,536

             Long-Term Accrued Liabilities                                                 96,855               102,525
                                                                                 -----------------       ---------------

                 Total Liabilities                                                        226,717               211,061
                                                                                 -----------------       ---------------



------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

             Common Stock                                                                  29,866                30,070
             Retained Earnings                                                             60,824                55,428
                                                                                 -----------------       ---------------

                 Total Stockholders' Equity                                                90,690                85,498
                                                                                 -----------------       ---------------

                 Total Liabilities and Stockholders' Equity                      $        317,407        $      296,559

                                                                                 =================       ===============


                         ROLLINS, INC. AND SUBSIDIARIES
                        STATEMENTS OF CONSOLIDATED INCOME
           FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31
                      (In thousands except per share data)




                                                                        Fourth Quarter                 Twelve Months
                                                                 ---------------------------    ---------------------------
                                                                    2002           2001            2002           2001
                                                                 (Unaudited)   (Unaudited)      (Unaudited)   (Unaudited)
                                                                 ------------  -------------    ------------  -------------

    REVENUES                                                     $   153,871   $    149,691     $   665,425   $    649,925
                                                                 ------------  -------------    ------------  -------------

    COSTS AND EXPENSES

            Cost of Services Provided                                 86,088         83,744         361,677        361,961
            Depreciation and Amortization                              5,337          5,259          21,635         20,292
            Sales, General and Administrative                         56,508         58,016         238,583        240,544
            Interest (Income)/Expense                                    (71)            67            (196)          (198)
                                                                 ------------  -------------    ---------------------------

      TOTAL COSTS AND EXPENSES                                       147,862        147,086         621,699        622,599
                                                                 ------------  -------------    ------------  -------------

    INCOME BEFORE INCOME TAXES                                         6,009          2,605          43,726         27,326

    PROVISION FOR INCOME TAXES                                         2,284            990          16,616         10,384
                                                                 ------------  -------------    ------------  -------------

    NET INCOME                                                   $     3,725   $      1,615     $    27,110   $     16,942
                                                                 ============  =============    ============  =============


    EARNINGS PER SHARE - BASIC                                   $      0.12   $       0.05     $      0.90   $       0.56
                                                                 ============  =============    ============  =============

    EARNINGS PER SHARE - DILUTED                                 $      0.12   $       0.05     $      0.90   $       0.56
                                                                 ============  =============    ============  =============

    AVERAGE SHARES OUTSTANDING - BASIC                                29,855         30,070          30,014         30,134

    AVERAGE SHARES OUTSTANDING - DILUTED                              30,328         30,160          30,273         30,266

                         ROLLINS, INC. AND SUBSIDIARIES
                   RECONCILIATION OF EBITDA AND FREE CASH FLOW
                     FOR THE TWELVE MONTHS ENDED DECEMBER 31
                              (In thousands except)

                                                                        Twelve Months
                                                                 ---------------------------
                                                                    2002           2001
    EBITDA:                                                      (Unaudited)   (Unaudited)
                                                                 ------------  -------------

      Net Income                                                      27,110         16,942
      Income Taxes                                                    16,616         10,384
      Depreciation and Amortization                                   21,635         20,292
      Interest (Income)/Expense                                         (196)          (198)
                                                                 ------------  -------------

      EBITDA                                                     $    65,165   $     47,420
                                                                 ============  =============


    Free Cash Flow:

      Net Cash Provided by Operating Activities                       53,694         29,558
      Purchase of Equipment and Property                             (10,367)        (8,474)
      Dividends                                                       (6,004)        (6,028)
                                                                 ------------  -------------

      Free Cash Flow                                             $    37,323   $     15,056
                                                                 ============  =============